Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the

HSBC Funds:

We consent to the use of our reports, dated December 23, 2014, for the HSBC Funds, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
February 27, 2015